Exhibit 10.2

Bruce L. Rosa

Name of Key Employee

December 3, 2008

Date of Agreement
LANCASTER COLONY CORPORATION
Amended and Restated Key Employee Severance Agreement
          This Amended and Restated Key Employee Severance Agreement (“Agreement) is entered into as of the date set forth above between Lancaster Colony Corporation (“LCC”) and the undersigned key employee of LCC named above (“Key Employee”).
          1. Severance Benefits. In the event there is a Termination of Employment of the Key Employee within one (1) year following a Change in Control (i) by LCC other than for Cause, or (ii) by the Key Employee for Good Reason, the Key Employee shall be entitled to and shall be paid and provided the following severance benefits by LCC:
               (a) Unpaid Base Salary. The amount of any unpaid base salary of the Key Employee accruing through the date of Termination of Employment, determined at the base salary rate in effect for the Key Employee at such date, shall be paid to the Key Employee in cash by LCC within thirty (30) days following the date of Termination of Employment (provided that if such thirty-(30-) day period begins in one calendar year and ends in another, the Key Employee shall not have the right to designate the calendar year of payment).
               (b) Severance Compensation. An amount equal to the lesser of (i) the sum of (y) the Key Employee’s highest annual salary paid within the three full fiscal years prior to the date of termination of employment, plus (z) the Key Employee’s highest total annual bonus paid within the three full fiscal years prior to the date of Termination of Employment, or (ii) an amount equal to twice the Key Employee’s annual compensation (salary plus bonus) paid for the full fiscal year immediately preceding the date of Termination of Employment, shall be paid to the Key Employee in cash by LCC within thirty (30) days following the date of termination of Employment (provided that if such thirty-(30-) day period begins in one calendar year and ends in another, the Key Employee shall not have the right to designate the calendar year of payment).
               (c) Continuation of Benefits. In addition to the foregoing cash payments, the Key Employee shall be entitled to continued coverage under such of LCC’s health, disability and life insurance plans in which the Key Employee participated on the date of Termination of Employment, on the same basis as in effect on such date of Termination of Employment (including required employee contributions, if any), for a period of one year following the date of Termination of Employment.

          2. Definitions. As used herein, the following terms shall have the meanings set forth below.
               “Cause” means the willful engaging by the Key Employee in malfeasance or felonious conduct which in any material respect impairs the reputation, good will or business position of LCC or involves misappropriation of LCC’s funds or other assets.
               “Change in Control” means a change in control of LCC of a nature that would be required to be reported in response to Item 1.01(a) or Item 5.01 of LCC’s Current Report on Form 8-K pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than LCC; a subsidiary of LCC; John B. Gerlach, Jr. or any of their “affiliates” or “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act); or any employee benefit plan sponsored by LCC, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the common stock of LCC or otherwise controls more than thirty percent (30%) of the outstanding shares entitled to vote or (ii) individuals who constitute the Board of Directors of LCC as of the date hereof (the “Incumbent Board”) or who are successor members to such Incumbent Board members and whose appointment or nomination for election was approved by action of at least three-fourths of (y) of such Incumbent Board (“Approved Successors”) or (z) by a board whose members can trace their status as such to appointment or nomination for election which was approved by at least three-fourths of Incumbent Board members or Approved Successors cease for any reason to constitute at least a majority thereof; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board (including Approved Successors).
               “Code” means the Internal Revenue Code of 1986, as amended.
               “Good Reason” means a material diminution of the Key Employee’s base salary, (ii) a material diminution in the Key Employee’s authority, duties or responsibilities, (iii) a material change in geographic location at which the Key Employee must perform services for LCC, or (iv) any other action or inaction that constitutes a material breach of the terms of a written agreement between LCC and the Key Employee; provided, however, that an event shall not constitute “Good Reason” unless, within ninety (90) days of the initial existence of an event, the Key Employee gives LCC at least thirty (30) days’ prior written notice of such event setting forth a description of the circumstances constituting Good Reason and LCC fails to cure such within the thirty (30)-day period following LCC’s receipt of such written notice.
               “Section 409A” means Code Section 409A and all United States Department of Treasury and Internal Revenue Service regulations, guidance, and other interpretative authority thereunder.
               “Termination of Employment” means a termination of the Key Employee’s employment with LCC that constitutes a “separation from service” as defined in Section 409A.
          3. Disputes. If a dispute arises regarding a termination of the Key Employee’s employment with LCC or the interpretation or enforcement of this Agreement and the Key Employee obtains a final judgment in the Key Employee’s favor by a court of competent jurisdiction or the Key Employee’s claim is settled by LCC prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by the Key Employee in contesting or disputing any such termination or seeking to obtain or enforce any right, compensation, or benefit provided for in this Agreement, or in otherwise pursuing the Key Employee’s claim, shall be paid by LCC to the fullest extent permitted by law.
          4. No Mitigation or Reduction of Benefits. The Key Employee is not required to mitigate the amount of any benefits to be paid by LCC pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any benefits provided for in this Agreement be reduced by any compensation earned by the Key Employee as the result of employment by another employer after Termination of Employment.
          5. No Employment Rights or Obligations Established. This Agreement does not establish any rights on the part of the Key Employee to continued employment by LCC, nor does it establish any obligations on the part of the Key Employee to continue the Key Employee’s employment with LCC, it being understood and agreed that this Agreement relates solely to certain benefits to be provided to the Key Employee in the event of Termination of Employment under certain circumstances as provided herein.
          6. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto.
          7. Other Agreements. This Agreement does not supersede or affect in any way, nor is it affected in any way by, any other existing agreement, written or oral, between LCC and the Key Employee; provided, however, this Agreement supersedes and replaces the Key Employee Severance Agreement between LCC and the Key Employee. Further, no future agreement between LCC and the Key Employee shall supersede or affect this Agreement, nor shall this Agreement affect such future agreement, unless such future agreement specifically so provides and is executed by both LCC and the Key Employee.
          8. Successors and Assigns. This Agreement is personal to the Key Employee and may not be assigned by him otherwise than by will or the laws of descent and distribution. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against LCC and its successors and assigns.
          9. Governing Law. This agreement is made and is expected to be performed in Ohio, and the various terms, provisions, covenants and agreements, and the performance thereof, shall be construed, interpreted and enforced under and with reference to the laws of the State of Ohio.
          10. Section 409A Compliance. To the extent applicable, LCC and the Key Employee intend that this Agreement comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties hereby agree to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for LCC to achieve compliance with Section 409A. In no event shall any payment required to be made pursuant to this Agreement that is nonqualified deferred compensation within the meaning of Section 409A be made to the Key Employee unless the Key Employee has incurred a Termination of Employment. In the event the Key Employee is a “specified employee” (as defined in Section 409A) so that payments of nonqualified deferred compensation cannot commence under Section 409A until the lapse of six (6) months after a Termination of Employment, then (i) any such payments of nonqualified deferred compensation that are required to be paid in a single lump sum shall not be made until the date which is six (6) months and one (1) day after the Key Employee’s Termination of Employment, and (ii) the first six (6) months of any such payments of nonqualified deferred compensation that are required to be paid in installments shall be paid on the date which is six (6)

months and one (1) day following the Key Employee’s Termination of Employment (and all remaining installment payments shall be made as would ordinarily have been made under the provisions of this Agreement).
          IN WITNESS WHEREOF, this Agreement is executed by the parties effective the date first set forth above.

LCC:

Key Employee:

LANCASTER COLONY CORPORATION

By:	/s/ John B. Gerlach, Jr.

(Signature)

/s/ Bruce L. Rosa

(Signature)

John B. Gerlach, Jr., Chairman, CEO & President		Bruce L. Rosa

	(Name and Title)	(Name)